Exhibit 99.1

Press contacts:		Investor Contact:
Trinseo	Makovsky	Trinseo
Donna St. Germain	Doug Hesney	David Stasse
Tel : +1 610-240-3307	Tel: +1 212-508-9661	Tel : +1 610-240-3207
Email: stgermain@trinseo.com	Email: dhesney@makovsky.com	Email: dstasse@trinseo.com

Trinseo Reports Record First Quarter 2018 Financial Results; Increases 2018 Full Year Outlook

First Quarter 2018 Highlights

•                  Net Income of $120 million and diluted EPS of $2.71

•                  Adjusted EPS of $2.76

•                  Adjusted EBITDA of $195 million

•                  Cash provided by operating activities of $41 million; Free Cash Flow of $10 million

	Three Months Ended
	March 31,
$millions, except per share data	2018	2017
Net Sales	1,122	1,104
Net Income	120	117
EPS(Diluted) ($)	2.71	2.59
Adjusted Net Income*	122	110
Adjusted EPS ($)*	2.76	2.42
EBITDA*	192	190
Adjusted EBITDA*	195	182

*For a reconciliation of EBITDA, Adjusted EBITDA, and Adjusted Net Income to Net Income, as well as a reconciliation of Adjusted EPS, see note 2 below.

BERWYN, Pa — May 2, 2018 — Trinseo (NYSE: TSE), a global materials company and manufacturer of plastics, latex binders and synthetic rubber, today reported its first quarter 2018 financial results, including record profitability, with net sales of $1,122 million, net income of $120 million, and earnings per diluted share of $2.71. First quarter Adjusted EPS was $2.76 and Adjusted EBITDA was $195 million.

Net sales in the first quarter increased 2% versus prior year due to favorable currency, as the euro strengthened in comparison to the U.S. dollar, which had a positive impact across all segments. This impact was partially offset by lower sales volume, primarily in the Latex Binders, Feedstocks, and Synthetic Rubber segments, as well as the pass through of lower raw material costs. First quarter net income of $120 million was $3 million higher than prior year. First quarter Adjusted EBITDA of $195 million was $13 million higher than prior year. The higher profitability was due primarily to higher styrene monomer margins and higher production volume, as the prior year included maintenance outages at the Company’s and Americas Styrenics’ styrene units, as well as currency impacts, as the euro strengthened in comparison to the U.S. dollar. These impacts were partially offset by a favorable net timing impact of $22 million in the prior year, in comparison to an unfavorable impact of $7 million in the current year, as well as lower Adjusted EBITDA in the Latex Binders and Synthetic Rubber segments.

Commenting on the Company’s performance, Chris Pappas, Trinseo President and Chief Executive Officer, said, “We started the year very strong, including record profitability in the first quarter. This performance exceeded our guidance due mainly to additional impacts from unplanned styrene outages, and continued solid results across all segments. We remain on track to deliver on our aggregate $100 million 2016 to 2019 Adjusted EBITDA growth target in Performance Plastics, Latex Binders, and Synthetic Rubber.”

First Quarter Results and Commentary by Business Segment

Effective January 1, 2018, the Company realigned its reporting segments to reflect the new model under which the business will be managed. Under this new segmentation, the Company will continue to report operating results for six segments, four of which will remain unchanged from the Company’s previous segmentation: Latex Binders, Synthetic Rubber, Feedstocks, and Americas Styrenics. The results of its Polystyrene business, which was previously included within the results of the Basic Plastics segment, is now reported as a standalone segment. Performance Plastics, which previously consisted of compounds, blends, and ABS products sold to the automotive market, now also includes the remaining portion of the ABS business, as well as the results of the SAN and polycarbonate businesses. This segmentation change will provide enhanced clarity to investors by concentrating the Company’s more specialized plastics into a single reporting segment, while also reducing complexity as polycarbonate and ABS are the primary inputs into the downstream production of its compounds and blends. Prior period amounts herein have been recast to reflect this new segmentation.

•                  Latex Binders net sales of $255 million for the quarter decreased 12% versus prior year primarily from lower sales volume to the paper and carpet markets in North America and Europe as well as the pass through of lower raw material costs.  Adjusted EBITDA of $27 million was $10 million below prior year, due to more favorable raw material dynamics in the prior year as well as lower sales volume.

•                  Synthetic Rubber net sales of $149 million for the quarter decreased 9% versus prior year primarily due to the pass through of lower raw material costs as well as lower ESBR sales volume. These impacts were partially offset by record SSBR sales volume as well as currency impacts. Adjusted EBITDA of $26 million was $20 million below prior year from unfavorable net timing impacts of $15 million, as well as lower ESBR sales volume and margin on export sales due to very favorable butadiene conditions in the prior year.

•                  Performance Plastics net sales of $403 million for the quarter was 20% above prior year due to favorable currency impacts as well as higher polycarbonate pricing and the pass through of higher raw material costs. The acquisition of API Plastics resulted in a 4% increase in net sales. Adjusted EBITDA of $66 million was $14 million above prior year primarily from higher polycarbonate margins due to tight market conditions.

•                  Polystyrene net sales of $240 million for the quarter was 5% above prior year due to currency impacts, which were partially offset by the pass through of lower raw material costs. Adjusted EBITDA of $10 million was $4 million below prior year due to unfavorable net timing, reflecting a favorable impact in the prior year with increasing raw material costs. This impact was partially offset by higher margins in Europe.

•                  Feedstocks net sales of $75 million for the quarter was 14% below prior year due to lower styrene related sales volume as well as the pass through of lower styrene prices. Adjusted EBITDA of $42 million was equal to prior year as higher styrene production volume in the current year offset favorable raw material timing in the prior year.

•                  Americas Styrenics Adjusted EBITDA of $46 million for the quarter was $28 million above prior year due mainly to an extended production outage in the prior year as well as higher styrene spot sales margins.

First Quarter Cash Generation

Cash provided by operating activities for the quarter was $41 million and capital expenditures were $31 million, resulting in Free Cash Flow for the quarter of $10 million. First quarter cash from operations and Free Cash Flow included approximately $105 million of higher working capital primarily from increasing sales and raw material prices as well as higher inventory levels ahead of second quarter planned maintenance. At the end of the quarter, the Company had $399 million of cash which reflected $24 million of share repurchases during the quarter. For a reconciliation of Free Cash Flow to cash provided by (used in) operating activities, see note 3 below.

Outlook

•                  Second quarter 2018 net income of $93 million to $101 million and earnings per diluted share of $2.10 to $2.28

•                  Second quarter 2018 Adjusted EBITDA of $160 million to $170 million and Adjusted EPS of $2.10 to $2.28

•                  Full year 2018 net income of $392 million to $408 million and earnings per diluted share of $8.82 to $9.19

•                  Full year 2018 Adjusted EBITDA of $665 million to $685 million and Adjusted EPS of $8.87 to $9.24

Commenting on the outlook for the second quarter and full year 2018 Pappas said, “We expect continued strong performance in the second quarter. Styrene margins have remained healthy to start the quarter and business fundamentals remain solid which should lead to robust profitability in the first half of the year.”

Pappas continued, “Looking ahead to the full year performance, we are raising our 2018 net income and Adjusted EBITDA guidance. This outlook includes solid performance across the portfolio. In addition, we continue to expect strong cash generation for the year and remain focused on the right balance of growth and returning cash to shareholders.”

For a reconciliation of second quarter and full year 2018 net income to Adjusted EBITDA and Adjusted EPS, see note 2 below. Additionally, refer to the appendix within Exhibit 99.3 of our Form 8-K, dated May 2, 2018, for further details on how net timing impacts are defined and calculated for our segments.

Conference Call and Webcast Information

Trinseo will host a conference call to discuss its first quarter 2018 financial results on Thursday, May 3, 2018 at 10 AM Eastern Time.

Commenting on results will be Chris Pappas, President and Chief Executive Officer, Barry Niziolek, Executive Vice President and Chief Financial Officer, and David Stasse, Vice President, Treasury and Investor Relations. The conference call will be available by phone at:

Participant Toll-Free Dial-In Number: +1 866-393-4306

Participant International Dial-In Number: +1 734-385-2616

Conference ID: 6757049

The Company will also offer a live Webcast of the conference call with question and answer session via the registration page of the Trinseo Investor Relations website.

Trinseo has posted its first quarter 2018 financial results on the Company’s Investor Relations website. The presentation slides will also be made available in the webcast player prior to the conference call. The Company will also furnish copies of the financial results press release and presentation slides to investors by means of a Form 8-K filing with the U.S. Securities and Exchange Commission.

A replay of the conference call and transcript will be archived on the Company’s Investor Relations website shortly following the conference call. The replay will be available until May 3, 2019.

About Trinseo

Trinseo (NYSE:TSE) is a global materials solutions provider and manufacturer of plastics, latex binders, and synthetic rubber. We are focused on delivering innovative and sustainable solutions to help our customers create products that touch lives every day — products that are intrinsic to how we live our lives — across a wide range of end-markets, including automotive, consumer electronics, appliances, medical devices, lighting, electrical, carpet, paper and board, building and construction, and tires. Trinseo had approximately $4.4 billion in net sales in 2017, with 16 manufacturing sites around the world, and approximately 2,200 employees. For more information visit www.trinseo.com.

Recast of Financial Statements for New Accounting Standard

On January 1, 2018, the Company adopted pension accounting guidance that requires employers to present the service cost component of net periodic benefit cost in the same statement of operations line item as other employee compensation costs arising from services rendered during the period. As a result of this adoption, for the three months ended March 31, 2017, the Company reclassified net periodic benefit cost of $1.2 million from “Cost of sales” and $0.8 million from “Selling, general, and administrative expenses” to “Other income, net” within the condensed consolidated statement of operations.

Use of non-GAAP measures

In addition to using standard measures of performance and liquidity that are recognized in accordance with accounting principles generally accepted in the United States of America (“GAAP”), we use additional measures of income excluding certain GAAP items (“non-GAAP measures”), such as Adjusted EBITDA and, Adjusted EPS and measures of liquidity excluding certain GAAP items, such as Free Cash Flow. We believe these measures are useful for investors and management in evaluating business trends and performance each period.  These income measures are also used to manage our business and assess current period profitability, as well as to provide an appropriate basis to evaluate the effectiveness of our pricing strategies. Such measures are not recognized in accordance with GAAP and should not be viewed as an alternative to GAAP measures of performance or liquidity, as applicable. The definitions of each of these measures, further discussion of usefulness, and reconciliations of non-GAAP measures to GAAP measures are provided in the Notes to Condensed Consolidated Financial Information presented herein.

Note on Forward-Looking Statements

This press release may contain “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “target,” “outlook,” “guidance,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “continue,” and similar expressions are intended to identify such forward-looking statements. Forward-looking statements in this press release may include, without limitation, forecasts of growth, net sales, business activity, acquisitions, financings and other matters that involve known and unknown risks, uncertainties and other factors that may cause results, levels of activity, performance or achievements to differ materially from results expressed or implied by this press release. Such factors include, among others: conditions in the global economy and capital markets, volatility in costs or disruption in the supply of the raw materials utilized for our products; loss of market share to other producers of styrene-based chemical products; compliance with environmental, health and safety laws; changes in laws and regulations applicable to our business; our inability to continue technological innovation and successful introduction of new products; system security risk issues that could disrupt our internal operations or information technology services; the loss of customers; the market price of the Company’s ordinary shares prevailing from time to time; the nature of other investment opportunities presented to the Company from time to time; and the Company’s cash flows from operations. Additional risks and uncertainties are set forth in the Company’s reports filed with the United States Securities and Exchange Commission, which are available at http://www.sec.gov/ as well as the Company’s web site at http://www.trinseo.com. As a result of the foregoing considerations, you are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

TRINSEO S.A.

Condensed Consolidated Statements of Operations

(In millions, except per share data)

(Unaudited)

	Three Months Ended
	March 31, 2018	March 31, 2017
Net sales	$1,121.6	$1,104.5
Cost of sales	946.4	905.5
Gross profit	175.2	199.0
Selling, general and administrative expenses	64.4	59.6
Equity in earnings of unconsolidated affiliates	45.5	19.3
Operating income	156.3	158.7
Interest expense, net	14.9	18.2
Other income, net	(3.8)	(6.1)
Income before income taxes	145.2	146.6
Provision for income taxes	24.9	29.3
Net income	$120.3	$117.3
Weighted average shares- basic	43.4	44.1
Net income per share- basic	$2.77	$2.66
Weighted average shares- diluted	44.4	45.3
Net income per share- diluted	$2.71	$2.59

Dividends per share	$0.36	$0.30

TRINSEO S.A.

Condensed Consolidated Balance Sheets

(In millions, except per share data)

(Unaudited)

	March 31,	December 31,
	2018	2017
Assets
Current assets
Cash and cash equivalents	$398.9	$432.8
Accounts receivable, net of allowance for doubtful accounts	728.7	685.5
Inventories	588.3	510.4
Other current assets	18.7	17.5
Total current assets	1,734.6	1,646.2

Investments in unconsolidated affiliates	168.1	152.5
Property, plant and equipment, net of accumulated depreciation	635.2	627.0
Other assets
Goodwill	74.2	72.5
Other intangible assets, net	206.9	207.5
Deferred income tax assets	34.7	35.5
Deferred charges and other assets	32.7	30.8
Total other assets	348.5	346.3
Total assets	$2,886.4	$2,772.0

Liabilities and shareholders’ equity
Current liabilities
Short-term borrowings and current portion of long-term debt	$7.0	$7.0
Accounts payable	454.2	436.8
Income taxes payable	36.9	35.9
Accrued expenses and other current liabilities	135.3	146.9
Total current liabilities	633.4	626.6
Noncurrent liabilities
Long-term debt, net of unamortized deferred financing fees	1,164.0	1,165.0
Deferred income tax liabilities	51.4	49.2
Other noncurrent obligations	281.9	256.4
Total noncurrent liabilities	1,497.3	1,470.6

Commitments and contingencies
Shareholders’ equity
Ordinary shares, $0.01 nominal value, 50,000.0 shares authorized (March 31, 2018: 48.8 shares issued and 43.4 shares outstanding ; December 31, 2017: 48.8 shares issued and 43.4 shares outstanding)	0.5	0.5
Additional paid-in-capital	566.6	578.8
Treasury shares, at cost (March 31, 2018: 5.4 shares; December 31, 2017: 5.4 shares)	(299.5)	(286.8)
Retained earnings	632.4	527.9
Accumulated other comprehensive loss	(144.3)	(145.6)
Total shareholders’ equity	755.7	674.8
Total liabilities and shareholders’ equity	$2,886.4	$2,772.0

TRINSEO S.A.

Condensed Consolidated Statements of Cash Flows

(In millions)

(Unaudited)

	Three Months Ended March 31,
	2018	2017
Cash flows from operating activities
Cash provided by (used in) operating activities	$40.8	$(25.7)

Cash flows from investing activities
Capital expenditures	(30.6)	(36.0)
Proceeds from the sale of businesses and other assets	0.5	42.1
Distributions from unconsolidated affiliates	—	0.8
Cash provided by (used in) investing activities	(30.1)	6.9

Cash flows from financing activities
Short-term borrowings, net	(0.1)	(0.1)
Purchase of treasury shares	(23.8)	(26.6)
Dividends paid	(16.2)	(13.3)
Proceeds from exercise of option awards	1.9	3.4
Withholding taxes paid on restricted share units	(8.0)	(0.1)
Repayments of 2024 Term Loan B	(1.8)	—
Repayments of 2021 Term Loan B	—	(1.3)
Cash used in financing activities	(48.0)	(38.0)
Effect of exchange rates on cash	3.4	1.8
Net change in cash and cash equivalents	(33.9)	(55.0)
Cash and cash equivalents—beginning of period	432.8	465.1
Cash and cash equivalents—end of period	$398.9	$410.1

TRINSEO S.A.

Notes to Condensed Consolidated Financial Information

(Unaudited)

Note 1: Net sales by Segment

	Three Months Ended
	March 31,	March 31,
(In millions)	2018	2017
Latex Binders	$255.3	$288.9
Synthetic Rubber	149.2	163.4
Performance Plastics	402.9	336.9
Polystyrene	239.6	228.4
Feedstocks	74.6	86.9
Americas Styrenics*	—	—
Total Net Sales	$1,121.6	$1,104.5

* The results of this segment are comprised entirely of earnings from Americas Styrenics, our 50%-owned equity method investment. As such, we do not separately report net sales of Americas Styrenics within our condensed consolidated statement of operations.

Note 2: Reconciliation of Non-GAAP Performance Measures to Net income

EBITDA is a non-GAAP financial performance measure that we refer to in making operating decisions because we believe it provides our management as well as our investors with meaningful information regarding the Company’s operational performance. We believe the use of EBITDA as a metric assists our board of directors, management and investors in comparing our operating performance on a consistent basis.

We also present Adjusted EBITDA as a non-GAAP financial performance measure, which we define as income from continuing operations before interest expense, net; income tax provision; depreciation and amortization expense; loss on extinguishment of long-term debt; asset impairment charges; gains or losses on the dispositions of businesses and assets; restructuring charges; acquisition related costs and other items. In doing so, we are providing management, investors, and credit rating agencies with an indicator of our ongoing performance and business trends, removing the impact of transactions and events that we would not consider a part of our core operations.

Lastly, we present Adjusted Net Income and Adjusted EPS as additional performance measures. Adjusted Net Income is calculated as Adjusted EBITDA (defined beginning with net income, above), less interest expense, less the provision for income taxes and depreciation and amortization, tax affected for various discrete items, as appropriate. Adjusted EPS is calculated as Adjusted Net Income per weighted average diluted shares outstanding for a given period. We believe that Adjusted Net Income and Adjusted EPS provide transparent and useful information to management, investors, analysts and other stakeholders in evaluating and assessing our operating results from period-to-period after removing the impact of certain transactions and activities that affect comparability and that are not considered part of our core operations.

There are limitations to using the financial performance measures noted above. These performance measures are not intended to represent net income or other measures of financial performance. As such, they should not be used as alternatives to net income as indicators of operating performance. Other companies in our industry may define these performance measures differently than we do. As a result, it may be difficult to use these or similarly-named financial measures that other companies may use, to compare the performance of those companies to our performance. We compensate for these limitations by providing reconciliations of these performance measures to our net income, which is determined in accordance with GAAP.

	Three Months Ended
(In millions, except per share data)	March 31, 2018	March 31, 2017
Net income	$120.3	$117.3
Interest expense, net	14.9	18.2
Provision for income taxes	24.9	29.3
Depreciation and amortization	31.9	24.7
EBITDA	$192.0	$189.5
Net gain on disposition of businesses and assets (a)	(0.5)	(9.9)	Other income, net
Restructuring and other charges (b)	0.5	2.1	Selling, general, and administrative expenses
Acquisition transaction and integration costs (c)	0.3	—	Selling, general, and administrative expenses
Other items (d)	2.7	—	Selling, general, and administrative expenses
Adjusted EBITDA	$195.0	$181.7
Adjusted EBITDA to Adjusted Net Income:
Adjusted EBITDA	$195.0	$181.7
Interest expense, net	14.9	18.2
Provision for income taxes — Adjusted (e)	26.0	29.5
Depreciation and amortization — Adjusted (f)	31.7	24.2
Adjusted Net Income	$122.4	$109.8
Adjusted EPS	$2.76	$2.42

Adjusted EBITDA by Segment:
Latex Binders	$27.5	$36.8
Synthetic Rubber	25.5	46.3
Performance Plastics	65.5	52.2
Polystyrene	9.6	13.6
Feedstocks	41.5	41.9
Americas Styrenics	45.5	18.5
Corporate unallocated	(20.1)	(27.6)
Adjusted EBITDA	$195.0	$181.7

(a)                  Net gain on disposition of businesses and assets during the three months ended March 31, 2017 relates primarily to the sale of our 50% share in Sumika Styron Polycarbonate to Sumitomo Chemical Company Limited, for which the Company recorded a gain on sale of $9.3 million during the period.

(b)                  Restructuring and other charges for the three months ended March 31, 2018 and 2017 primarily relate to decommissioning, contract termination, and employee termination benefit charges incurred in connection with the upgrade and replacement of the Company’s compounding facility in Terneuzen, The Netherlands as well as the Company’s decision to cease manufacturing activities at our latex binders manufacturing facility in Livorno, Italy.

Note that the accelerated depreciation charges incurred as part of the upgrade and replacement of the Company’s compounding facility in Terneuzen, The Netherlands are included within the “Depreciation and amortization” caption above, and therefore are not included as a separate adjustment within this caption.

(c)                   Acquisition transaction and integration costs for the three months ended March 31, 2018 relate to advisory and professional fees incurred in conjunction with the Company’s acquisition of API Plastics.

(d)                  Other items for the three months ended March 31, 2018 relate to advisory and professional fees incurred in conjunction with the Company’s initiative to transition business services from The Dow Chemical Company, including certain administrative services such as accounts payable, logistics, and IT services.

(e)                   Adjusted to remove the tax impact of the items noted in (a),(b),(c) and (d). The income tax expense (benefit) related to these items was determined utilizing either (1) the estimated annual effective tax rate on our ordinary income based upon our forecasted ordinary income for the full year, or (2) for items treated discretely for tax purposes, we utilized the applicable rates in the taxing jurisdictions in which these adjustments occurred. Additionally, the three months ended March 31, 2018 excludes a $0.5 million tax benefit recognized during the period related to provision to return adjustments.

(f)                    For the three months ended March 31, 2018 and 2017 the amounts exclude accelerated depreciation of $0.3 and $0.6 million, respectively related to the upgrade and replacement of the Company’s compounding facility in Terneuzen, The Netherlands.

For the same reasons discussed above, we are providing the following reconciliation of forecasted net income to forecasted Adjusted EBITDA and Adjusted EPS for the three months ended June 30, 2018, as well as for the full year ended December 31, 2018.  See “Note on Forward-Looking Statements” above for a discussion of the limitations of these forecasts.

	Three Months Ended	Year Ended
(In millions, except per share data)	June 30, 2018	December 31, 2018
Adjusted EBITDA	$160 – 170	$665 – 685
Interest expense, net	(14)	(57)
Provision for income taxes	(22) – (24)	(89) – (92)
Depreciation and amortization	(31)	(124)
Reconciling items to Adjusted EBITDA (h)	—	(3)
Net Income	93 – 101	392 – 408
Reconciling items to Adjusted Net Income (h)	—	2
Adjusted Net Income	93 – 101	394 – 410

Weighted average shares- diluted (i)	44.4	44.4
EPS - diluted	$2.10 – 2.28	$8.82 – 9.19
Adjusted EPS	$2.10 – 2.28	$8.87 – 9.24

(h)                  Reconciling items to Adjusted EBITDA and Adjusted Net Income are not typically forecasted by the Company based on their nature as being primarily driven by transactions that are not part of the core operations of the business. As such, for the forecasted three months ended June 30, 2018 and full year ended December 31, 2018, we have not included estimates for these items.

(i)                      Weighted average shares calculated for the purpose of forecasting Adjusted EPS do not forecast significant future share transactions or events, such as repurchases, significant stock-based compensation award grants, and changes in the Company’s share price. These are all factors which could have a significant impact on the calculation of Adjusted EPS during actual future periods.

Note 3: Reconciliation of Non-GAAP Liquidity Measures to Cash from Operations

The Company uses Free Cash Flow to evaluate and discuss its liquidity position and results. Free Cash Flow is defined as cash from operating activities, less capital expenditures. We believe that Free Cash Flow provides an indicator of the Company’s ongoing ability to generate cash through core operations, as it excludes the cash impacts of various financing transactions as well as cash flows from business combinations that are not considered organic in nature. We also believe that Free Cash Flow provides management and investors with a useful analytical indicator of our ability to service our indebtedness, pay dividends (when declared), and meet our ongoing cash obligations.

Free Cash Flow is not intended to represent cash flows from operations as defined by GAAP, and therefore, should not be used as an alternative for that measure. Other companies in our industry may define Free Cash Flow differently than we do. As a result, it may be difficult to use this or similarly-named financial measures that other companies may use, to compare the liquidity and cash generation of those companies to our own. The Company compensates for these limitations by providing the reconciliation below, which is determined in accordance with GAAP.

Free Cash Flow

	Three Months Ended
	March 31,	March 31,
(in millions)	2018	2017
Cash provided by (used in) operating activities	$40.8	$(25.7)
Capital expenditures	(30.6)	(36.0)
Free Cash Flow	$10.2	$(61.7)